Exhibit 4.6

                                 AMENDMENT NO. 1

                              WESBANCO, INC. KSOP
                         EMPLOYEE STOCK OWNERSHIP PLAN
                            AS AMENDED AND RESTATED
                           EFFECTIVE JANUARY 1, 2006

WHEREAS, Wesbanco, Inc. (hereinafter referred to as the "Employer") established the Wesbanco, Inc. Employer Stock Ownership Plan, effective December 31, 1986, which was subsequently amended and restated most recently effective January 1, 2006 (hereinafter referred to as the "Plan"); and

WHEREAS, Section 12.6 of the Plan reserves the right to the Employer to amend the Plan; and

WHEREAS, the Employer now deems it necessary to amend the Plan; and

NOW, THEREFORE, IT IS HEREBY RESOLVED that the Plan is hereby amended, effective January 1,2007, unless otherwise specifically provided, as follows:

I. Effective January 1, 2007, the Table of Contents has been replaced to reflect the amendments contained in this Plan.

II. The plan is hereby amended, effective January 1, 2007, by replacing the following pages as attached hereto.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by its duly authorized officer, effective as set forth herein, this 16th day of May, 2007.

                                               WESBANCO, INC.

                                                BY: /s/ Paul M. Limbert
                                                    ----------------------------

                                                Title: President
                                                       -------------------------

Assets:  /s/ Linda Woodfin
         --------------------------

                                   Article 2

                                  Definitions

     The following words and phrases, when used herein, shall have the meanings set forth below unless otherwise clearly required by the context:

     Section 2.1. Act. The Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time.

     Section 2.2. Adjustment Date. Each day that securities are traded on a national stock exchange.

     Section 2.3. Beneficiary. The person or persons designated by a Participant or Inactive Participant to receive the balance of his account, if any, after his death.

     Section 2.4. Board. The Board of Directors of WesBanco, Inc.

     Section 2.5. Break in Service. The failure of a former Employee to complete more than 500 Hours of Service during a Plan Year. Such break shall be effective as of the last day of the Plan Year in which such event occurs. A Break in Service shall not result from a Leave of Absence; provided, that the Employee returns to employment at the end of such Leave of Absence.

     Section 2.6. Cash Subaccount. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of any Employer contributions, Employee deferrals and rollover contributions made in cash, cash dividends which have been paid with respect to Employer Stock allocated to his accounts, and earnings on short term investments deposited in his Cash Subaccount pending investment in Employer Stock.

     Section 2.7. Code. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

     Section  2.8.  Committee.  The  Administrative  Committee  as  described in
Article 11.

     Section 2.9. Compensation. Except as provided in Section 10.7 of the Plan, Compensation shall mean compensation as that term is defined in Section 9.4 of the Plan.

     In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Participant taken into account in determining allocations for any Plan Year shall not exceed $220,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). Annual Compensation means compensation during the Plan Year or such other 12-month period over which Compensation is otherwise determined


11/8/2006                            3       First Amendment Effective 1/1/2007
under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the detetmination period that begins with or within such calendar year. If a detetmination period consists of fewer than 12 months, the annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the detetmination period, and the denominator of which is 12.

     Solely for purposes of Section 4.3, Compensation for the first Plan Year during which an Employee participates shall include Compensation paid during the entire Plan Year. For all other purposes under Article 4, Compensation for the first year an Employee participates shall include Compensation paid after his Entry Date.

     Section 2.10. Cost Subaccount. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of the average cost of shares of Employer Stock purchased and allocated to his accounts.

     Section 2.11. Date of Employment. The first date on which an Employee completes an Hour of Service.

     Section 2.12. Date of Reemployment. The date on which an Employee completes an Hour of Service following a termination or Break in Service.

     Section 2.13. Employee. Any person who is a common law employee of the Employer.

     Section 2.14. Employee Deferral Account. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of elective deferrals of the Participant's Compensation and adjustments as of each Adjustment Date, less any payments therefrom. Each Employee Deferral Account shall include, where appropriate, subaccounts that reflect Employee-directed investments if permitted in Section 9.2.

11/8/2006                            4        First Amendment Effective 1/1/2007

                                   Article 7

                                    Vesting

     Section 7.1. Vesting.

     (a) Each Participant shall have a fully vested interest in his Employee Deferral Contribution Account, Employer Matching Contribution Account and Employee Rollover Contribution Account at all times.

     (b) Each Participant who was hired for the first time by the Employer prior to January 1, 2007 shall be fully vested in his Employer Discretionary Contribution Account upon completion of five Years of Service, attainment of Normal Retirement Age, disability retirement or death, and the Participant shall not be fully vested in such account before any such event. Prior to attaining full vesting in accordance with the preceding sentence, a Participant shall be vested in the applicable percentage of his Employer Discretionary Contribution Account as follows:

                Number of Years
                of Service                      Percentage
                ---------------                 ----------
                less than 2                         0%
                2                                  20%
                3                                  40%
                4                                  60%
                5                                 100%



     (c) Each Participant hired for the first time by the Employer after December 31, 2006 shall be fully vested in his Employer Discretionary Contribution Account upon completion of six Years of Service, attainment of Normal Retirement Age, disability retirement or death, and the Participant shall not be fully vested in such account before any such event. Prior to attaining full vesting in accordance with the preceding sentence, a Participant shall be vested in the applicable percentage of his Employer Discretionary Contribution Account as follows:

                Number of Years
                of Service                      Percentage
                ---------------                 ----------
                less than 2                         0%
                2                                  20%
                3                                  40%
                4                                  60%
                5                                  80%
                6 or more                         100%


5/16/2007                           27        First Amendment Effective 1/1/2007

     Section 7.2. Amendment of Vesting Schedule. No amendment to the Plan shall have the effect of decreasing a Participant's vested percentage, or eliminating an optional form of distribution, as of the later of the date the amendment is adopted or the date it becomes effective. If the vesting schedule is amended, each Participant with at least three Years of Service may elect to have his vested percentage determined under the Plan prior to amendment during the 60-day period beginning on the latest of (a) the date the amendment is adopted, (b) the date the amendment becomes effective, or (c) the date the Participant receives notice of the amendment from the Plan Administrator.

     Section 7.3. Forfeitures. If a Participant's Employer Discretionary Contribution Account is not vested it will be forfeited as of the December 31 Adjustment Date of the Plan Year in which the Participant's first Break in Service occurs. The amount of any such forfeiture shall be deducted first from the Participant's Cash Subaccount, and then from his Number of Shares Subaccount. All forfeitures shall be reallocated to the Employer Discretionary Contribution Accounts of the remaining Participants as of such Adjustment Date as provided in Section 4.3. If the Participant returns to employment with the Employer before incurring five consecutive Breaks in Service, his forfeited account shall be restored.

     Section 7.4. Vesting Upon Reemployment. If a Participant, who at the time of a Break in Service had any vested interest under the Plan, is reemployed, such Participant's Years of Service shall include all Years of Service before and after the Break in Service. If a Participant, who at the time of a Break in Service had no vested interest under the Plan, is reemployed, such Participant's Years of Service before the Break in Service shall be excluded if the Participant's number of consecutive Breaks in Service equals or exceeds five.



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


used to purchase units or shares and added to such Participant's accounts. When any distribution, withdrawal or transfer among Funds is charged against the accounts of a Participant, Inactive Participant or Beneficiary in accordance with the terms of the Plan, the number of units or shares equal in value to the amount paid from such accounts shall be deducted from the outstanding units or shares.

     Section 9.4. Limitation on Annual Additions. Notwithstanding the foregoing and except as provided in Section 4.1 and Code Section 414(v), annual additions to each Participant's accounts under all defined contribution plans sponsored by the Employer and any Related Employer for any Limitation Year shall not exceed the lesser of $45,000 or 100 percent of the Participant's Compensation (as defined below) for such Limitation Year; provided, that, if no more than one-third of the Employer discretionary contributions for a Plan Year that are deductible under Code Section 404(a)(9) are allocated to Highly Compensated Employees, such limits shall not apply to forfeitures of Employer Stock acquired with the proceeds of a loan pursuant to Article 16 or Employer discretionary contributions that are deductible under Code Section 404(a)(9)(B) and charged against a Participant's account.

     Compensation, for purposes of this Section 9.4, shall mean a Participant's earned income, wages, salaries, and fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements and expense allowances), and excluding the following:

     (a) Employer contributions to a plan of deferred compensation which are not included in the Employee's gross income for the taxable year in which contributed or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

     (b) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

     (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

     (d) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Code
          Section 403(b) (whether or not the amounts are actually excludable from the gross income of the Employee).

     For Limitation Years beginning after December 31, 1997, for purposes of applying the limitations of this Section, Compensation paid or made available during such Limitation Year shall include any elective deferral (as defined in Code Section 402(g)3)), and any amount which is contributed or deferred


5/16/2007                          35a
by the Employer at the election of the Employee and which is not includible in the gross income of the employee by reason of Code Sections 125, 132(f), or 457.

     Compensation for any Limitation Year is the Compensation actually paid or includable in gross income during such year.

     Annual additions shall mean the aggregate of Employer contributions, Employee deferrals, forfeitures and the Participant's voluntary contributions allocated to each Participant's accounts during the Limitation Year in question. Annual additions shall also include amounts allocated, after March 31, 1984, to an individual medical account, as defined in Code Section 415(1)(2), which is part of a pension or annuity plan maintained by the Employer and amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a "key employee," as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code
Section 419(e), maintained by the Employer.

     If, due to reasonable error in estimating Compensation or determining the amount of deferrals that could be made for a Participant, the annual additions made to the Plan on behalf of any Participant exceed the maximum, the Employer shall treat the excess amount of such annual additions as follows:

     (a) So much of the Participant's deferrals (and earnings thereon) that cause the Participant's accounts to exceed the maximum annual additions shall be returned to the Participant, and the corresponding Employer matching contributions shall be held unallocated in a suspense account for the Limitation Year and reallocated as described below.

     (b) Any excess amounts in the Participant's Employer Discretionary Contribution Account and Employer Matching Contribution Account shall be treated as a forfeiture and shall be held in a suspense account for the Limitation Year and shall be allocated and reallocated to the Participants' accounts in the next succeeding Limitation Year before any Employer contributions which would constitute annual additions may be made to the Plan for that Limitation Year. Such amounts must be used to reduce the Employer contributions in that Limitation Year (and succeeding Limitation Years, as necessary).

     (c) Notwithstanding any other provision of the Plan, the Employer shall not contribute any amount that would cause an allocation to a suspense account as of the date the contribution is allocated. If the contribution is made prior to the date as of which it is to be allocated, then such contribution shall not exceed an amount that would cause an allocation to the suspense account if the date of contribution were an Adjustment Date.

     (d) If a suspense account is in existence at any time during a Limitation Year pursuant to this Section, it will not participate in the allocation of Trust investment gains and losses pursuant to Section 9.3.

     The $45,000 maximum annual addition shall be adjusted to reflect any cost of living increases pursuant to Code Section 415(d).

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


     Contributions do not fail to be annual additions merely because they are excess deferrals, or merely because such excess deferrals are corrected through distribution or recharacterization.

     A Participant may not choose to defer an amount that would cause the annual additions to the Plan alone to exceed the maximum allowed.

     Section 9.5. Loans to Participants

     (a) At the request of a Participant, Inactive Participant, or Beneficiary to whom loans must be made available under Department of Labor Regulations, the Committee, in its sole discretion, may lend such individual an amount which, when added to the individual's outstanding loans from this Plan and any other plan maintained by this Employer or a Related Employer, is not in excess of the lesser of:

          (1)  $50,000, reduced by the excess (if any) of:

               (A) The highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made, over

               (B) The outstanding balance of loans from the Plan on the date on which such loan was made, or

          (2) Fifty percent of his vested interest in his account balances as of the Adjustment Date coinciding with or immediately preceding the date of the loan.

In no event, however, shall a loan be made to an individual if the granting of such loan would cause the Plan to violate the nondiscrimination requirements of Code Section 401(a)(4). All decisions by the Committee on loan applications shall be made on a reasonably equivalent, uniform and nondiscriminatory basis. However, the Committee may apply different terms and conditions for eligible borrowers who are not actively employed by the Employer, or for whom payroll deduction is not available, and the Committee may change the terms of an outstanding loan to the extent required by applicable law.

     (b) All loans made pursuant to the above subsection (a) must be in accordance with the following loan procedures:

          (1) Responsible Party. The Committee shall be responsible for all loans made under the Plan. The Committee may, however, establish a loan committee to assist the Committee in administering the loan program.

          (2) Loan Application. An application for a loan shall be made to the Committee's representative in a form approved by the Committee.

          (3) Amount of Loan. The minimum loan amount shall be $1,000. The maximum loan amount shall be governed by this Section of the Plan.

          (4) Interest Rate. Each loan shall bear interest at a reasonable rate, based on the prime rate, established by the Committee as of the date the loan is made. Such rate must be commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances.

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


          (5) Term of Loan. Except as otherwise provided below, the term of any loan shall be set by mutual agreement between the Committee and the borrower, but such term shall in no event exceed five (5) years. Notwithstanding the above, the term of any loan used to acquire a principal residence of a Participant may exceed 5 years, but shall in no event exceed 10 years.

          (6) Collateral. Each loan shall be made against collateral, such collateral being the assignment of up to 50 percent of the borrower's entire right, title and vested interest in and to his Employee Deferral Account, Employer Matching Contribution Account, and Employee Rollover Contribution Account supported by the borrower's promissory note for the amount of the loan, including interest, payable to the order of the Trustee. For loans used to acquire a principal residence of a Participant, additional collateral in the form of a mortgage against the principal residence in question may be required.

          (7) Loan Repayment. Repayment of loans shall be made in equal quarterly, monthly, semi-monthly or weekly installments by payroll deduction, cash, or both as specified in the loan agreement. Substantially level amortization (with payments not less frequently than quarterly) is required over the term of the loan. A borrower who is on an unpaid leave of absence must continue to make loan repayments.

          (8) Number of Loans. A borrower may have only one loan outstanding at any one time. A borrower may receive more than one loan per year, however, the borrower cannot receive a subsequent loan earlier than three months after the most recent prior loan is satisfied.

          (9) Effect on Plan Assets. In the event of a loan, the amount of such loan shall be removed first from the Participant's Employee Deferral Account then from his Employer Matching Contribution and Employee Rollover Contribution Account and transferred to a special loan account in the name of the borrower. As of each Adjustment Date following the making of the loan and until the loan is repaid, all payments on the loan, including interest, shall be reallocated from the Participant's loan account to the accounts specified in the preceding sentence in the same order of removal in accordance with the borrower's investment election in effect at that time.

          (10) Default. In the event payments of principal and interest are not made on a timely basis, the Committee may either call the loan in full or charge a late penalty fee at such rate as the Committee shall establish from time to time. If a loan is called due to a default in payment of principal and interest, the outstanding balance of the loan plus interest will be deducted from the borrower's loan account at the time the borrower or his Beneficiary receives a distribution from the Plan.

          (11) Loan Acceleration. All loans which a borrower has outstanding will be immediately due and payable if the borrower terminates employment. At that time, the current outstanding balance of such loans, including interest, will be deducted from his loan account.

          (12) Loan Origination Fee. Each borrower shall be assessed a loan origination fee in such amount as the Committee shall determine which shall be collected at the time the loan is made.

          (13) Modification of Loan Procedures. The Committee may from time to time add to, delete, or otherwise modify these loan procedures in such manner as the Committee deems appropriate.


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